Exhibit 21.1

Subsidiaries

Subsidiary	State or Jurisdiction of Incorporation or Organization
American Pacific Borates Limited	Australia
Fort Cady Holdings Pty Ltd	Australia
Fort Cady (California) Corporation	Maryland